Exhibit 99.2

Biofrontera Inc. Announces Closing of $9.4 Million Private Placement

WOBURN, Mass. (May 19, 2022) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, announced today the closing of its previously-announced $9.4 million private placement with a single institutional investor.

“This private placement allows us to continue executing on our aggressive growth plan. Proceeds from the fundraise will primarily be used to fund our commercial strategy including our near-term objective to deepen relationships with current customers while further building out our sales infrastructure,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc. “With our flagship product Ameluz® we offer the market an innovative and highly effective therapeutic option for the treatment of actinic keratosis and continue to establish market leadership. The new funds will aid to expand our already strong market presence and our strategic position. Together with broadening our product label through three clinical trials running in parallel at our licensing partner, this will unravel the enormous market potential Ameluz® has long term.”

The transaction consists of 3,419,000 shares of Biofrontera Inc. common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 3,419,000 shares of common stock. The purchase price for one share of common stock (or common stock equivalent) and a warrant to purchase one share of common stock was $2.75. The warrants have an exercise price of $2.77 per share, will be exercisable six months after issue date, and will expire five and one-half years from the issuance date.

Roth Capital Partners and The Benchmark Company acted as the exclusive placement agents for the private offering.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder, and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s business and marketing strategy, future operations and business, potential to expand the label of Ameluz®, market presence and position of Ameluz® and ongoing clinical trials conducted by our licensing partners and the future impact of such trials on the market for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

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